As filed with the Securities and Exchange Commission on February 27, 2017

Registration No. 333-200330

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WCI COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0472098
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

24301 Walden Center Drive

Bonita Springs, Florida 34134

(239) 947-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Sustana

Vice President

WCI Communities, Inc.

700 N.W. 107th Avenue

Miami, Florida 33172

(305) 229-6584

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	(Do not check if a smaller reporting company) ☐	Smaller reporting company	☐

WCI COMMUNITIES, INC.

TABLE OF ADDITIONAL REGISTRANTS(1)

Additional Registrants (as Guarantors of the Debt Securities)

Name	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	IRS Employer Identification Number
WCI Communities, LLC	Delaware	1531	27-0601855
WCI Communities Management, LLC	Delaware	1531	27-0601636
WCI Towers Northeast USA, Inc.	Delaware	1531	20-1656944
Watermark Realty, Inc. (d/b/a Berkshire Hathaway HomeServices Florida Realty; d/b/a BHHS Florida Realty; and d/b/a Florida Title & Guarantee Agency)(2)	Delaware	6531	65-0619884
Pelican Landing Golf Resort Ventures, Inc.	Delaware	7997	59-3543499
Spectrum Eastport, LLC	Delaware	1531	11-3698308
WCI Communities Rivington, LLC	Delaware	1531	27-3699386
Watermark Realty Referral, Inc.	Florida	6531	59-3227694
WCI Realty, Inc.	Florida	6531	59-3408628

(1)	The address, including zip code, telephone number and area code, of the principal offices of each of the additional registrants listed above is: 24301 Walden Center Drive, Bonita Springs, Florida 34134. The telephone number at that address is (239) 947-2600.
(2)	On August 1, 2014, Watermark Realty, Inc. changed its d/b/a from Florida Title & Guarantee to Florida Title & Guarantee Agency. Prior to October 1, 2013, Watermark Realty, Inc. used d/b/a Prudential Florida Realty.

DEREGISTRATION OF SECURITIES

On November 18, 2014, WCI Communities, Inc. (the “Company”) and the Company’s subsidiary guarantor registrants (together with the Company, the “Registrants”) filed a Registration Statement on Form S-3 (Registration No. 333-200330) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which Registration Statement was declared effective on December 1, 2014. The Registration Statement registered the offer and sale by the Company from time to time of up to $250,000,000 of its securities, consisting of common stock, preferred stock, debt securities, warrants for the purchase of common stock, purchase contracts, units and guarantees of debt securities (the “Company Securities”) and the possible resale of up to 13,964,121 shares of common stock, par value $0.01, of the Company (together with the Company Securities, the “Securities”).

On February 10, 2017, pursuant to an Agreement and Plan of Merger dated as of September 22, 2016, among the Company, Lennar Corporation, a Delaware corporation (“Lennar”), Marlin Blue LLC, a Delaware limited liability company, and Marlin Green Corp., a Delaware corporation (“Corporate Sub”), Corporate Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Lennar.

As a result of the Merger, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes from registration all Securities that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, Florida, on this 27th day of February, 2017.

WCI COMMUNITIES, INC.

By:	/s/ Bruce Gross
Bruce Gross
Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

WCI COMMUNITIES, LLC WCI COMMUNITIES MANAGEMENT, LLC

By:	WCI COMMUNITIES, INC., its Sole Member

SPECTRUM EASTPORT, LLC WCI COMMUNITIES RIVINGTON, LLC

By:	WCI COMMUNITIES, LLC, its Sole Member

WCI REALTY, INC. WCI TOWERS NORTHEAST USA, INC. WATERMARK REALTY, INC. PELICAN LANDING GOLF RESORT VENTURES, INC. WATERMARK REALTY REFERRAL, INC.

By:	/s/ Bruce Gross
Bruce Gross
Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.